EXHIBIT 23.11

To the Shareholder of FrontierVision
Capital Corporation:


We consent to the use of our report dated March 19, 1999, relating to the balance sheets of FrontierVision Capital Corporation as of December 31, 1998 and 1997, and the related statements of operations, owners' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from inception (July 26, 1996) through December 31, 1996, included herein and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 1, 1999